Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND 2015

SAN DIEGO, CALIFORNIA, February 10, 2016....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the fourth quarter and year ended December 31, 2015.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the year ended December 31, 2015:

•      AFFO per share increased 6.6% to $2.74, compared to the year ended December 31, 2014

•      Invested $1.26 billion in 286 new properties and properties under development or expansion

For the quarter ended December 31, 2015:

•      AFFO per share increased 4.6% to $0.68, compared to the quarter ended December 31, 2014

•      Invested $204.2 million in 104 new properties and properties under development or expansion

•      Increased the monthly dividend in December for the 83rd time and for the 73rd consecutive quarter

•      In October, generated net proceeds of $517.1 million in an 11.5 million share common stock offering

Event subsequent to December 31, 2015:

•                  Increased annualized dividends paid per common share by 5.0% to $2.382 in February 2016 from $2.268 in February 2015

CEO Comments

“Our solid financial and operating performance for the fourth quarter contributed to excellent results in 2015,” said John P. Case, Realty Income’s Chief Executive Officer. “Our 2015 AFFO per share increased 6.6% to $2.74, driven primarily by a near-record volume of property-level acquisitions, favorable pricing and terms on our capital raising activities, and healthy portfolio occupancy. These results supported multiple dividend increases throughout 2015 and at the beginning of 2016.  With the payment of the February 2016 dividend, we will have grown our dividend by 5% as compared to the same month a year ago.”

“In 2015, we completed $1.26 billion in acquisitions, which is our third most active year for acquisitions in the company’s history. We primarily funded our investment activity by issuing $1.2 billion of common equity. Our balance sheet is well-positioned today with approximately 75% of our market capitalization represented by equity, the highest level in ten years. We also currently have $1.63 billion available on our $2 billion credit facility which offers plenty of financial flexibility as we continue to grow our company in 2016.”

“Our portfolio occupancy at the end of 2015 was 98.4%, up from 98.3% last quarter. We were able to achieve this high level of occupancy despite managing our most active year ever for lease expiration activity. We re-leased 253 properties with expiring leases to existing or new tenants, at rent above our expiring rent.”

Financial Results

Revenue

Revenue for the quarter ended December 31, 2015 increased 6.5% to $263.7 million, as compared to $247.6 million for the same quarter in 2014. Revenue for 2015 increased 9.6% to $1.023 billion, as compared to $933.5 million for 2014.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended December 31, 2015 was $76.2 million, as compared to $71.0 million for the same quarter in 2014. Net income per share for the quarter ended December 31, 2015 was $0.31, as compared to $0.32 for the same quarter in 2014. Net income available to common stockholders for the quarter ended December 31, 2014 was impacted by an unusually large gain on sales of real estate, which represented $0.11 per share.

Net income available to common stockholders for 2015 was $256.7 million, as compared to $227.6 million for 2014. Net income per share in 2015 was $1.09, as compared to $1.04 for 2014.

The calculation to determine net income for a real estate company includes impairments and/or gains on property sales. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations (FFO) Available to Common Stockholders

FFO for the quarter ended December 31, 2015 increased 23.8% to $177.9 million, as compared to $143.7 million for the same quarter in 2014. FFO per share for the quarter ended December 31, 2015 increased 10.9% to $0.71, as compared to $0.64 for the same quarter in 2014.

FFO for 2015 increased 15.9% to $652.4 million, as compared to $562.9 million for 2014. FFO per share in 2015 increased 7.4% to $2.77, as compared to $2.58 for 2014.

Adjusted Funds From Operations (AFFO) Available to Common Stockholders

AFFO for the quarter ended December 31, 2015 increased 16.9% to $170.0 million, as compared to $145.4 million for the same quarter in 2014. AFFO per share for the quarter ended December 31, 2015 increased 4.6% to $0.68, as compared to $0.65 for the same quarter in 2014.

AFFO for 2015 increased 15.2% to $647.0 million, as compared to $561.7 million for 2014. AFFO per share for 2015 increased 6.6% to $2.74, as compared to $2.57 for 2014.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven.

Dividend Increases

In December 2015, Realty Income announced the 73rd consecutive quarterly dividend increase, which is the 83rd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of December 31, 2015 was $2.292 per share. The amount of monthly dividends paid per share increased 3.6% to $2.271 in 2015 from $2.192 in 2014.

In January 2016, Realty Income increased the amount of the dividend by 5.0%, with the new dividend representing an annualized dividend of $2.382 per share, as compared to the February 2015 annualized dividend amount of $2.268 per share.  The new monthly dividend amount of $0.1985 per share will be paid on February 16, 2016 to shareholders of record on February 1, 2016.

Real Estate Portfolio Update

As of December 31, 2015, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,538 properties located in 49 states and Puerto Rico, leased to 240 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.0 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2015, portfolio occupancy was 98.4% with 71 properties available for lease out of a total of 4,538 properties in the portfolio, as compared to 98.4%, with 70 properties available for lease as of December 31, 2014. Economic occupancy, or occupancy as measured by rental revenue, was 99.2% as of December 31, 2015 and December 31, 2014.

Since September 30, 2015, when the company reported 74 properties available for lease, the company had 44 lease expirations, re-leased 32 properties and sold 15 vacant properties.  Of the 32 properties re-leased during the fourth quarter of 2015, 27 properties were re-leased to existing tenants, one was re-leased to a new tenant without vacancy, and four were re-leased to new tenants after a period of vacancy.  The annual new rent on these re-leases was $4.71 million, as compared to the previous annual rent of $4.83 million on the same properties, representing a rent recapture rate of 97.5% on the properties re-leased for the quarter ended December 31, 2015. Since December 31, 2014, 253 properties were released to existing or new tenants with a rent recapture rate of 100.9% on the properties re-leased during 2015.

Rent Increases

During the quarter ended December 31, 2015, same store rents on 3,636 properties under lease increased 1.3% to $200.3 million, as compared to $197.8 million for the same quarter in 2014. During 2015, same store rents on 3,636 properties under lease increased 1.3% to $794.4 million, as compared to $784.2 million for 2014.

Investments in Real Estate

During the quarter ended December 31, 2015, Realty Income invested $204.2 million in 104 new properties and properties under development or expansion, located in 26 states. These properties are 100% leased with a weighted average lease term of approximately 15.7 years and an initial average cash lease yield of 7.1%. The tenants occupying the new properties operate in 17 industries, and the property types consist of 89.1% retail and 10.9% industrial, based on rental revenue. Approximately 28% of the rental revenue generated from acquisitions during the fourth quarter of 2015 is from investment grade rated tenants.

During 2015, Realty Income invested approximately $1.26 billion in 286 new properties and properties under development or expansion, located in 40 states. These properties are 100% leased with a weighted average lease term of approximately 16.5 years and an initial average cash lease yield of 6.6%.  The tenants occupying the new properties operate in 21 industries, and the property types consist of 87.3% retail and 12.7% industrial, based on rental revenue.  Approximately 46% of the rental revenue generated from the 2015 acquisitions is from investment grade rated tenants.

Property Dispositions

During the quarter ended December 31, 2015, Realty Income sold 16 properties for $13.9 million, with a gain on sales of $5.1 million, as compared to 18 properties sold for $53.7 million, with a gain on sales of $25.3 million, during the same quarter in 2014.

During 2015, Realty Income sold 38 properties for $65.8 million, with a gain on sales of $22.2 million, as compared to 46 properties sold for $107.2 million, with a gain on sales of $42.1 million during 2014.

Liquidity and Capital Markets

Issued 11.5 Million Shares in Common Stock Offering

In October 2015, Realty Income issued 11.5 million common shares.  A portion of the net proceeds of $517.1 million was used to repay borrowings under the company’s revolving credit facility, and the remaining portion was used for other general corporate purposes, including acquisitions.

At-the-Market (ATM) Program

In September 2015, Realty Income established an at-the-market equity distribution program where up to 12 million shares of common stock can be offered or sold to, or through, our sales agents at prevailing market prices or agreed-upon prices.  During the quarter and year ended December 31, 2015, Realty Income issued 714,301 common shares via the ATM program, generating net proceeds of $35.8 million.

Direct Stock Purchase and Dividend Reinvestment Plan Activities

Realty Income has a dividend reinvestment and stock purchase program that can be accessed at http://investors.realtyincome.com/direct-stock-purchase-and-dividend-reinvestment-plan. The program is administered by Wells Fargo Shareowner Services. During the quarter ended December 31, 2015, Realty Income issued 42,922 common shares via its Direct Stock Purchase Plan, generating net proceeds of $2.1 million.  During 2015, Realty Income issued 7,608,354 common shares via its Direct Stock Purchase Plan, generating net proceeds of $361.3 million.

Credit Facility

In June 2015, Realty Income closed on a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. As of December 31, 2015, Realty Income had a borrowing capacity of $1.76 billion available on our revolving credit facility.

2016 Earnings Guidance

We estimate FFO per share for 2016 of $2.82 to $2.89, an increase of 1.8% to 4.3% over 2015 FFO per share of $2.77. FFO per share for 2016 is based on a net income per share range of $1.14 to $1.21, plus estimated real estate depreciation of $1.76 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2016 of $2.85 to $2.90, an increase of 4.0% to 5.8% over 2015 AFFO per share of $2.74. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on February 11, 2016 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 572-7025. When prompted, provide the access code: 8748157.

Shareholders may also access a telephone replay of the conference call by calling (888) 203-1112 and entering the access code: 8748157. The telephone replay will be available through February 25, 2016. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through February 25, 2016. No access code is required for this replay.

Supplemental Materials and Website

Supplemental materials on the fourth quarter and 2015 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,500 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 548 consecutive common stock monthly dividends throughout its 47-year operating history and increased the dividend 84 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	12/31/15	12/31/14	12/31/15	12/31/14
REVENUE
Rental	$252,733	$230,635	$976,865	$893,457
Tenant reimbursements	10,259	16,246	42,015	37,118
Other	676	692	4,405	2,930

Total revenue	263,668	247,573	1,023,285	933,505

EXPENSES
Depreciation and amortization	105,739	96,537	409,215	374,661
Interest	51,982	59,120	233,079	216,366
General and administrative	12,966	15,586	49,298	51,085
Property (including reimbursable)	12,897	20,397	55,352	53,871
Income taxes	721	1,103	3,169	3,461
Provisions for impairment	1,378	1,450	10,560	4,126

Total expenses	185,683	194,193	760,673	703,570

Gain on sales of real estate	5,126	24,994	22,243	39,205
Income from continuing operations	83,111	78,374	284,855	269,140
Loss from discontinued operations	-	(297)	-	2,800

Net income	83,111	78,077	284,855	271,940

Net income attributable to noncontrolling interests	(170)	(289)	(1,089)	(1,305)

Net income attributable to the Company	82,941	77,788	283,766	270,635
Preferred stock dividends	(6,770)	(6,770)	(27,080)	(37,062)
Excess of redemption value over carrying value of preferred shares redeemed	-	-	-	(6,015)

Net income available to common stockholders	$76,171	$71,018	$256,686	$227,558

Funds from operations (FFO) available to common stockholders	$177,908	$143,706	$652,437	$562,889
Adjusted funds from operations (AFFO) available to common stockholders	$170,023	$145,394	$647,028	$561,661

Per share information for common stockholders:
Income from continuing operations, basic and diluted	$0.31	$0.32	$1.09	$1.03

Net income, basic and diluted	$0.31	$0.32	$1.09	$1.04

FFO:
Basic	$0.72	$0.64	$2.77	$2.58
Diluted	$0.71	$0.64	$2.77	$2.58

AFFO, basic and diluted	$0.68	$0.65	$2.74	$2.57

Cash dividends paid per common share	$0.572	$0.549	$2.271	$2.192

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on property sales and extraordinary items.

	Three Months	Three Months	Year	Year
	Ended 12/31/15	Ended 12/31/14	Ended 12/31/15	Ended 12/31/14
Net income available to common stockholders	$76,171	$71,018	$256,686	$227,558
Depreciation and amortization	105,739	96,537	409,215	374,661
Depreciation of furniture, fixtures and equipment	(202)	(161)	(811)	(482)
Provisions for impairment on investment properties:
Continuing operations	1,378	1,450	10,560	4,126
Discontinued operations	-	510	-	510
Gain on sale of investment properties:
Continuing operations	(5,126)	(24,994)	(22,243)	(39,205)
Discontinued operations	-	(276)	-	(2,883)
FFO adjustments allocable to noncontrolling interests	(52)	(378)	(970)	(1,396)
FFO available to common stockholders	$177,908	$143,706	$652,437	$562,889
FFO allocable to dilutive noncontrolling interests	221	-	-	-
Diluted FFO (1)	$178,129	$143,706	$652,437	$562,889

FFO per common share:
Basic	$0.72	$0.64	$2.77	$2.58
Diluted	$0.71	$0.64	$2.77	$2.58

Distributions paid to common stockholders	$140,471	$122,521	$533,238	$479,256

FFO available to common stockholders in excess of distributions paid to common stockholders	$37,437	$21,185	$119,199	$83,633

Weighted average number of common shares used for FFO:
Basic	248,515,893	223,034,266	235,767,932	218,390,885
Diluted	249,508,956	223,262,633	235,891,368	218,450,863

(1)         Diluted FFO for the three months ended December 31, 2015 include FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Year	Year
	Ended 12/31/15	Ended 12/31/14	Ended 12/31/15	Ended 12/31/14

Net income available to common stockholders	$76,171	$71,018	$256,686	$227,558
Cumulative adjustments to calculate FFO (1)	101,737	72,688	395,751	335,331
FFO available to common stockholders	177,908	143,706	652,437	562,889
Excess of redemption value over carrying value of Class E preferred share redemption	-	-	-	6,015
Amortization of share-based compensation	2,793	4,306	10,391	11,959
Amortization of deferred financing costs (2)	1,334	1,328	5,294	4,804
Amortization of net mortgage premiums	(1,725)	(2,147)	(6,978)	(9,208)
(Gain) loss on early extinguishment of debt	(148)	99	(504)	(3,428)
(Gain) loss on interest rate swaps	(4,094)	940	3,043	1,349
Leasing costs and commissions	(193)	(167)	(748)	(821)
Recurring capital expenditures	(3,786)	(1,328)	(7,606)	(5,210)
Straight-line rent	(4,185)	(3,108)	(16,468)	(14,872)
Amortization of above and below-market leases	2,040	1,650	7,861	8,024
Other adjustments (3)	79	115	306	160
AFFO available to common stockholders	$170,023	$145,394	$647,028	$561,661
AFFO allocable to dilutive noncontrolling interests	219	-	-	-
Diluted AFFO (4)	$170,242	$145,394	$647,028	$561,661

AFFO per common share, basic and diluted	$0.68	$0.65	$2.74	$2.57

Distributions paid to common stockholders	$140,471	$122,521	$533,238	$479,256

AFFO available to common stockholders in excess of distributions paid to common stockholders	$29,552	$22,873	$113,790	$82,405

Weighted average number of common shares used for AFFO:
Basic	248,515,893	223,034,266	235,767,932	218,390,885
Diluted	249,508,956	223,262,633	235,891,368	218,450,863

(1)       See FFO calculation on page 6 for reconciling items.

(2)       Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)       Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)       Diluted AFFO for the three months ended December 31, 2015 include AFFO allocable to dilutive noncontrolling interests. Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended December 31,	2015	2014	2013	2012	2011

Net income available to common stockholders	$76,171	$71,018	$53,854	$28,542	$34,941
Depreciation and amortization	105,537	96,376	85,243	42,428	34,314
Provisions for impairment on investment properties	1,378	1,960	-	4,472	27
Gain on sales of investment properties	(5,126)	(25,270)	(14,276)	(3,863)	(1,205)
Merger-related costs	-	-	138	2,404	-
FFO adjustments allocable to noncontrolling interests	(52)	(378)	(329)	-	-

FFO	$177,908	$143,706	$124,630	$73,983	$68,077

FFO per diluted share	$0.71	$0.64	$0.61	$0.56	$0.51

AFFO	$170,023	$145,394	$125,700	$72,892	$68,524

AFFO per diluted share	$0.68	$0.65	$0.62	$0.55	$0.52

Cash dividends paid per share	$0.572	$0.549	$0.546	$0.454	$0.436

Weighted average diluted shares outstanding	249,508,956	223,262,633	203,326,838	132,979,552	132,609,319

For the year ended December 31,	2015	2014	2013	2012	2011

Net income available to common stockholders	$256,686	$227,558	$203,634	$114,538	$132,779
Depreciation and amortization	408,404	374,179	308,107	151,058	121,941
Provisions for impairment on investment properties	10,560	4,636	3,028	5,139	405
Gain on sales of investment properties	(22,243)	(42,088)	(64,743)	(9,873)	(5,733)

Merger-related costs	-	-	13,013	7,899	-
FFO adjustments allocable to noncontrolling interests	(970)	(1,396)	(1,009)	-	-

FFO	$652,437	$562,889	$462,030	$268,761	$249,392

FFO per diluted share	$2.77	$2.58	$2.41	$2.02	$1.98

AFFO	$647,028	$561,661	$463,139	$274,183	$253,372

AFFO per diluted share	$2.74	$2.57	$2.41	$2.06	$2.01

Cash dividends paid per share	$2.271	$2.192	$2.147	$1.772	$1.737

Weighted average diluted shares outstanding	235,891,368	218,450,863	191,781,622	132,884,933	126,189,399

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(dollars in thousands, except per share data) (unaudited)

	2015	2014
ASSETS
Real estate, at cost:
Land	$3,286,004	$3,046,372
Buildings and improvements	9,010,778	8,107,199
Total real estate, at cost	12,296,782	11,153,571
Less accumulated depreciation and amortization	(1,687,665)	(1,386,871)
Net real estate held for investment	10,609,117	9,766,700
Real estate held for sale, net	9,767	14,840
Net real estate	10,618,884	9,781,540
Cash and cash equivalents	40,294	3,852
Accounts receivable, net	81,678	64,386
Acquired lease intangible assets, net	1,034,417	1,039,724
Goodwill	15,321	15,470
Other assets, net	75,276	107,650
Total assets	$11,865,870	$11,012,622

LIABILITIES AND EQUITY
Distributions payable	$50,344	$43,675
Accounts payable and accrued expenses	115,826	123,287
Acquired lease intangible liabilities, net	250,916	220,469
Other liabilities	53,965	53,145
Lines of credit payable	238,000	223,000
Term loans	320,000	70,000
Mortgages payable, net	646,740	852,575
Notes payable, net	3,636,746	3,785,372
Total liabilities	5,312,537	5,371,523

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of December 31, 2015 and December 31, 2014	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 250,416,757 shares issued and outstanding as of December 31, 2015 and 224,881,192 shares issued and outstanding as of December 31, 2014	7,666,428	6,464,987
Distributions in excess of net income	(1,530,210)	(1,246,964)
Total stockholders’ equity	6,531,596	5,613,401
Noncontrolling interests	21,737	27,698
Total equity	6,553,333	5,641,099
Total liabilities and equity	$11,865,870	$11,012,622

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%

Compound Average Annual Total Return (5)		17.0%		11.0%		9.8%		9.3%		9.3%

  Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)          FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)          Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)          Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)          Price only index, does not include dividends.  Source:  Factset.

(5)          All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through December 31, 2015, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.